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                                                                    EXHIBIT 99.1


WILSHIRE ENTERPRISES, INC.                          FOR IMMEDIATE RELEASE
REPORTS SIGNIFICANT INCREASE                               AMEX: WOC
IN INCOME FROM OPERATIONS

         Jersey City, New Jersey, August 18, 2003 - Wilshire Enterprises, Inc., ("Wilshire"), formerly known as Wilshire Oil Company of Texas, reported today its results for the quarter ended June 30, 2003.

         Net income for the three months ended June 30, 2003 increased from $207,000 or 3 cents per share in 2002 to $277,000 or 4 cents per share. Revenues for the second quarter increased from $4,844,000 in 2002 to $6,510,000 for 2003 and net income from operations increased from $424,000 in 2002 to $1,252,000 for 2003.

         The positive increases in both revenues and income from operations from 2002 to 2003 were mainly due to the increased natural gas production from the Medicine Hat-Hilda drilling program in Canada, the increased prices for both oil and gas in North America and an overall increase in real estate income.

         For the six months ended June 30, 2003, Wilshire reported that its revenues increased from $9,861,000 in 2002 to $12,660,000 for 2003 and its net income from operations increased from $1,430,000 to $2,206,000 for 2003.

         Net income for the six months ended June 30, 2000 increased from $657,000 or 8 cents per share in 2002 to $1,321,000 or 17 cents per share in 2003.

         Ms. S. Wilzig Izak, Chairman of the Board and Chief Executive Officer, commented, "I am pleased with Wilshire's second quarter financial performance which resulted in a 34% increase in revenues and almost a 200% increase in income from operations over those of the prior year's comparative quarter. The positive second quarter 2003 earnings which were primarily derived from our core operations (and did not include insurance proceeds that occurred in the first quarter of 2003), demonstrates Wilshire's current strong financial potential and bodes positively for the future."

         As of June 30, 2003, the company's assets included $13.3 million in cash and marketable securities and $2.8 million in mortgage notes receivable. For the six months 2003, Wilshire's current ratio improved from 1.5 to 1.9:1. In discussing Wilshire's strong liquidity position, Ms. Izak stated, "During the third quarter of 2003 Wilshire has sold marketable securities generating net proceeds of approximately $3.3 million and gains of approximately $724,000. The proceeds have been used to reduce Wilshire's current and long-term debt and further improve our strong liquidity position."

          Ms. Izak concluded by also stating, "Wilshire is currently in discussions or under contracts to sell several properties that are expected to generate net proceeds of approximately $6.6 million during the third and fourth quarter of this year."



            Wilshire is an American Stock Exchange listed corporation engaged in oil and gas exploration and real estate investment operations.


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The projections in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the underlying assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The Company's business and prospects are subject to a number of risks which could cause actual results to differ materially from those reflected in such forward-looking statements, including uncertainties inherent in any attempt to sell one or more portions of the Company at an acceptable price, volatility of oil & gas prices, the need to develop and replace reserves, risks involved in exploration and drilling, uncertainties about estimates of reserves, environmental risks relating to the Company's oil & gas and real estate properties, competition, the substantial capital expenditures required to fund the Company's oil & gas and real estate operations, market and economic changes in areas where the Company holds real estate properties, interest rate fluctuations, government regulation, and the ability of the Company to implement its business strategy. A discussion of these and other risks and uncertainties are disclosed in the Company's 2002 Form 10-K filed with the Securities and Exchange Commission.

   WILSHIRE ENTERPRISES, INC 921 Bergen Avenue, Jersey City, New Jersey 07306
                              Tel: (201) 420-2796